Exhibit 99.1

Contact:	Abaxis, Inc.	Lytham Partners, LLC
	Clint Severson	Joe Dorame, Robert Blum and Joe Diaz
	Chief Executive Officer	602-889-9700
510-675-6500

ABAXIS REPORTS FINANCIAL PERFORMANCE FOR
THE FOURTH QUARTER AND FISCAL 2013

Union City, California – April 25, 2013 - Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the fourth quarter and fiscal year ended March 31, 2013.

Record fourth quarter and fiscal 2013 results include:
•	Revenues of $50.0 million for the fourth quarter, up 17% over last year’s comparable quarter, and $186.0 million for fiscal 2013, up 19% year-over-year.
•	North America revenues of $41.9 million for the fourth quarter, up 18% over last year’s comparable quarter, and $152.8 million for fiscal 2013, up 18% year-over-year.
•	Veterinary market revenues of $42.9 million for the fourth quarter, up 25% over last year’s comparable quarter, and $150.5 million for fiscal 2013, up 23% year-over-year.
•	Total medical and veterinary reagent disc sales of $27.0 million for the fourth quarter, up 14% over last year’s comparable quarter, and $99.3 million for fiscal 2013, up 13% year-over-year.

Other fourth quarter and fiscal 2013 highlights include:
•	International revenues of $8.1 million for the fourth quarter, up 10% over last year’s comparable quarter, and $33.3 million for fiscal 2013, up 20% year-over-year.
•	Total medical and veterinary instrument revenues of $10.6 million for the fourth quarter, up 8% over last year’s comparable quarter, and $46.0 million for fiscal 2013, up 31% year-over-year.
•	Total medical and veterinary instrument sales of 1,485 units for the fourth quarter, up 13% over last year’s comparable quarter, and 6,173 units for fiscal 2013, up 30% year-over-year.
•	Total medical and veterinary reagent disc sales of 2.0 million units for the fourth quarter, up 11% over last year’s comparable quarter, and 7.5 million units for fiscal 2013, up 11% year-over-year.
•	Diluted net income per share of $0.30 for the fourth quarter, up 43% over last year’s comparable quarter.
•	Service revenues from Abaxis Veterinary Reference Laboratories (AVRL) of $1.8 million for the fourth quarter, up 31% over the third quarter of fiscal 2013.

Quarterly Results:  For the fiscal quarter ended March 31, 2013, Abaxis reported revenues of $50.0 million, as compared with revenues of $42.7 million for the comparable period last year, an increase of 17 percent.  Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i-STAT analyzers, increased by an aggregate of $0.8 million or 8 percent, over the same period last year.  Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i-STAT cartridges and rapid tests, increased by an aggregate of $5.0 million, or 16 percent, over the same period last year.  Abaxis reported net income of $6.7 million for the fiscal quarter ended March 31, 2013, compared to $4.7 million for the same period last year, an increase of 42 percent.  Abaxis’ effective tax rate in the quarter ended March 31, 2013 was 25 percent, compared to 32 percent for the same period last year.  Abaxis reported diluted net income per share of $0.30 (calculated based on 22,486,000 shares) for the three-month period ended March 31, 2013, compared to $0.21 per share (calculated based on 22,070,000 shares) for the same period last year.

Fiscal 2013 Results:  For the fiscal year ended March 31, 2013, Abaxis reported revenues of $186.0 million, as compared with revenues of $156.6 million for the prior year, an increase of 19 percent.  Revenues from instruments increased by an aggregate of $10.9 million, or 31 percent, over the prior year.  Revenues from consumables increased by an aggregate of $13.7 million, or 12 percent, over the prior year.  The company reported net income of $27.5 million, including gain from the company’s litigation settlement in the second quarter of fiscal 2013, compared to $13.1 million for the prior year.  The company’s effective tax rate in fiscal 2013 and 2012 was 35 percent.  The company reported diluted net income per share of $1.23 (calculated based on 22,381,000 shares) for fiscal 2013, compared to $0.58 per share (calculated based on 22,462,000 shares) for fiscal 2012.

Other Reported Information:  Total sales in the medical market for the fourth quarter of fiscal 2013 were $6.3 million, a decrease of 18 percent compared to the same period last year.  Medical sales worldwide, excluding sales to the U.S. government, during the fourth quarter of fiscal 2013 were $5.7 million, a decrease of 20 percent compared to the same period last year.  Total sales in the veterinary market for the fourth quarter of fiscal 2013 were $42.9 million, an increase of 25 percent, compared to the same period last year.  Total medical and veterinary reagent disc sales for the fourth quarter of fiscal 2013 were $27.0 million, an increase of 14 percent compared to the same period last year.  Non-cash compensation expense recognized for share-based awards during the fourth quarter of fiscal 2013 was $1.8 million, compared to $1.5 million for the same period last year.

Clint Severson, chairman and chief executive officer of Abaxis, said, “We are pleased with the operating results achieved in the fourth quarter and fiscal year 2013.  Instrument sales across the board, including both the veterinary and the medical markets, were up 31 percent for the year.  Reagent disc unit sales for the year were up 11 percent to a record 7.5 million units.  Additionally, we are gratified that the ten-year compounded annual growth rate in our total reagent disc unit sales is greater than 15 percent.  Sales in North America and internationally were up 18 percent and 20 percent, respectively.  One of the key strengths of the company is our higher margin consumable sales, which increased 16 percent in the fourth quarter and represented 72 percent of total fourth quarter revenue.  We remain firmly focused on maximizing this core component of our business which constitutes our recurring revenue stream.”

“Fiscal year 2013 marks the 12th consecutive year of profitability for Abaxis.  Given the challenging global macroeconomic conditions of the past five years, we are extremely proud of our ability to operate effectively and profitably in uncertain times,” continued Mr. Severson.  “The financial underpinnings of the company are very strong.  We maintain a solid cash position, which provides us a level of stability during these difficult times.  During fiscal year 2013, we paid a special one-time dividend to our loyal shareholders.  Looking ahead, we are excited about our strategic initiatives and the opportunities with our new distributors, Abbott Point of Care, Inc. for medical products and MWI Veterinary Supply, Inc. for animal health products.  Our expectation is that as the medical market distribution channel becomes more developed in the coming quarters, medical market products will also become consistent double-digit growers.  We are excited with the possibilities ahead.”

Conference Call

Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on Thursday, April 25, 2013.  Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10027780, through May 1, 2013.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.  The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections, Parvovirus, Giardia and Lyme disease.  Abaxis, through its AVRL division, provides routine laboratory testing as well as specialty testing for veterinarians nationwide.

Use of Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share, a non-GAAP financial measure. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, refer to the table captioned “Operating Income Per Share” included at the end of this release.  Abaxis defines operating income per share as operating income divided by the weighted average outstanding shares.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

Forward Looking Statements

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to losses or system failures with respect to Abaxis’ facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis’ products and services, the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to transitioning our medical sales to Abbott, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties and risks related to condition of the United States economy.  Readers should also refer to the section entitled “Risk Factors” in Abaxis’ Annual Report on Form 10-K, its most recent Quarterly Report on Form 10-Q and Abaxis’ other periodic reports filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Revenues	$49,951	$42,718	$186,025	$156,596
Cost of revenues	23,768	19,337	87,794	71,493
Gross profit	26,183	23,381	98,231	85,103
Operating expenses:
Research and development	3,229	3,150	13,577	12,246
Sales and marketing	11,296	11,204	46,943	39,618
General and administrative	2,672	2,588	12,825	13,782
Gain from legal settlement	-	-	(17,250)	-
Total operating expenses	17,197	16,942	56,095	65,646
Income from operations	8,986	6,439	42,136	19,457
Interest and other income (expense), net	(65)	451	253	710
Income before income tax provision	8,921	6,890	42,389	20,167
Income tax provision	2,223	2,184	14,930	7,076
Net income	$6,698	$4,706	$27,459	$13,091
Net income per share:
Basic net income per share	$0.30	$0.22	$1.25	$0.59
Diluted net income per share	$0.30	$0.21	$1.23	$0.58

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,081	21,693	21,946	22,084
Weighted average common shares outstanding - diluted	22,486	22,070	22,381	22,462

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	March 31,	March 31,
	2013	2012
Current assets:
Cash and cash equivalents	$54,910	$45,843
Short-term investments	23,354	21,689
Receivables, net	40,005	30,694
Inventories	26,786	19,597
Prepaid expenses and other current assets	3,319	5,423
Net deferred tax assets, current	4,589	4,151
Total current assets	152,963	127,397
Long-term investments	17,000	23,442
Investment in unconsolidated affiliate	2,613	2,626
Property and equipment, net	25,330	24,296
Intangible assets, net	3,122	3,990
Net deferred tax assets, non-current	643	-
Other assets	92	85
Total assets	$201,763	$181,836

Current liabilities:
Accounts payable	$8,123	$6,381
Accrued payroll and related expenses	6,261	6,336
Accrued taxes	440	266
Other accrued liabilities	2,838	1,991
Deferred revenue	1,362	1,212
Warranty reserve	995	1,245
Total current liabilities	20,019	17,431
Non-current liabilities:
Deferred rent	729	641
Net deferred tax liabilities	-	199
Deferred revenue	3,750	2,396
Warranty reserve	389	601
Notes payable, less current portion	682	783
Total non-current liabilities	5,550	4,620
Total liabilities	25,569	22,051
Shareholders' equity:
Common stock	121,019	110,063
Retained earnings	55,133	49,697
Accumulated other comprehensive income	42	25
Total shareholders' equity	176,194	159,785
Total liabilities and shareholders' equity	$201,763	$181,836

Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Shares used in the calculation of operating income per share:
Weighted average common shares outstanding - basic	22,081	21,693	21,946	22,084
Weighted average common shares outstanding - diluted	22,486	22,070	22,381	22,462

Operating income per share - basic	$0.41	$0.30	$1.92	$0.88
Operating income per share - diluted	$0.40	$0.29	$1.88	$0.87

Revenues by Geographic Region
(In thousands)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
North America	$41,898	$35,429	$152,774	$128,969
International	8,053	7,289	33,251	27,627
Total revenues	$49,951	$42,718	$186,025	$156,596

Revenues by Customer Group
(In thousands)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Medical Market	$6,277	$7,682	$31,643	$30,404
Veterinary Market	42,916	34,256	150,510	122,253
Other	758	780	3,872	3,939
Total revenues	$49,951	$42,718	$186,025	$156,596